Exhibit 10.6

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

COMMERCIAL LEASE IN FUTURE STATE OF COMPLETION

BETWEEN THE UNDERSIGNED :

HOGGAR-TERRE DE FEU, a société par actions simplifiée (simplified joint-stock company) with capital of 150,000 euros, registered in the Versailles Trade and Companies Register under no. 891 401 994, with its head office at 78 boulevard de la Reine, 78000 Versailles,

Represented by its Chairman, SOCIETE ANONYME IMMOBILIERE DE VILLEMILAND-WISSOUS (SIV), a public limited company with capital of 7,350,210 euros, registered in the Versailles Trade and Companies Register under no. 324 421 205, with its registered office at 78 boulevard de la Reine, 78000 Versailles,

Represented by [***], in [***] capacity as [***], duly authorized for this purpose (Appendix no. 1),

Hereinafter referred to as the “Lessor”.

ON THE ONE HAND

AND :

PROLOGIUM INNOVATION EUROPE, a société par actions simplifiée (simplified joint-stock company) with capital of 30,000 euros, registered with the Dunkerque Trade and Companies Register under no. 984 011 742, whose head office is located at 124 Rue Du Magasin Général, ZAC des Bassins, 59140 Dunkerque,

Represented by Mr Szu-Nan YANG, in his capacity as Chairman, duly authorized for this purpose (Appendix no. 1),

Hereinafter referred to as the “Tenant”.

ON THE OTHER HAND

The Tenant and the Landlord are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

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THE FOLLOWING INFORMATION IS PROVIDED IN ADVANCE:

By private deed dated December 20 and 21, 2023, the Landlord granted the Tenant a derogatory lease on premises attached to a building complex located at 6 rue de la Terre de Feu and 17 bis avenue des Andes in Les ULIS (91940), designated as follows:

“In a complex of premises used as scientific laboratories and offices, premises with a total contractual surface area of approximately 205 m² (excluding parking spaces), as well as associated parking, broken down as follows:

•	120 m² for scientific laboratories on garden level

•	85 m² office space on ground floor 1

•	4 parking spaces”.

This lease has been granted for a firm term of 12 (twelve) months from January 1er 2024, with no possibility of renewal. However, in the event of any delay in the availability of the Building as defined below and which is the subject of this lease, the Lessor hereby agrees to extend the derogatory lease referred to above. The terms and conditions of the said extension will be jointly agreed by means of an amendment no later than September 30, 2024.

Under the terms of article 26 of the special conditions of the said lease agreement, the Parties have nevertheless expressly agreed as follows:

“[...] as the Tenant has already expressed an interest in leasing an adjoining building (L’Iliade) to be built by the Landlord on the land it owns and on which the Building depends, the Landlord is willing to adjust the expiry date of the present derogatory lease.

Accordingly, depending on the delivery schedule for the Iliade, the Tenant would have the option of early termination of this derogatory lease between October 1er, 2024 and December 31, 2024.

The said option of early termination is, however, strictly and exclusively limited to the taking on lease by the Tenant of the Iliade or any other building belonging to the Landlord, which the Tenant acknowledges and accepts. Failing this, the expiry date of this derogatory lease will remain December 31, 2024.

In addition to the premises leased to the Tenant, the Landlord also owns, at the same address, a building called l’Iliade for office and industrial use (ground floor + 1 floor), currently under construction on parcels cadastred BO 20 and BO 21, as well as its outbuildings.

It is hereby specified that this construction project was the subject of a building permit obtained by the Lessor on May 31, 2023 under reference no. PC 091 692 23 40001, which is, as of the date hereof, final and free of any appeal.

In this context, the Tenant has also expressed an interest in leasing the said building in a future state of completion, in order to carry on its business there, to which the Landlord agrees under the terms and conditions herein.

For the purposes of this agreement, the “Real Estate Complex” comprises the entire site and the existing and future buildings on cadastral parcels nos. BO 19, B0 20 and BO 21.

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IT HAS BEEN AGREED AS FOLLOWS:

I / LEASE AND DEFINITION OF LEASED PROPERTY

ARTICLE 1 - COMMITMENT OF THE PARTIES - LEGAL STATUS

The Lessor hereby leases to the Lessee, who accepts, all the premises located in the building to be constructed, more fully described in Article 2 below and referred to as “the Building”. This reciprocal undertaking takes effect this day and is immediately and definitively binding on the Parties, who are already bound by all the provisions hereof, it being specified, however, that the term of the lease as stipulated in Article 8 hereinafter, and the payment of rent, will only commence upon Completion of the Building as defined in Article 3 hereinafter.

The present lease, hereinafter referred to as the “Lease”, is governed by the provisions of the French Civil Code set out in articles 1709 et seq. of said Code, as well as by the provisions of articles L.145-1 to L.145-60 of the French Commercial Code, R.145-1 to R.145-11, R. 145-20 to R.145-33, R 145-35 to R. 145-38 and D. 145-12 to D.145-19 and D. 145-34 of the French Commercial Code, as well as the non-repealed provisions of the modified decree of September 30, 1953 and subsequent texts, governing the status of commercial leases.

The parties declare that they have freely negotiated all the terms and conditions of the Lease. The Lease therefore constitutes a private contract within the meaning of article 1110 of the French Civil Code.

The parties further declare that none of the provisions of the Lease limiting the liability of a Party or exonerating a Party from its liability in the performance of any of its obligations, shall deprive the essential obligations of the Lease of their substance.

The Tenant acknowledges that the Landlord has requested information which was of decisive importance to the Tenant’s consent to the conclusion of the Lease within the meaning of article 1112-1 of the French Civil Code. The Taker declares that he is satisfied with the answers given to his requests for information and thus acknowledges that he has entered into the Lease with full knowledge of the facts.

Notwithstanding the provisions of articles 1219 and 1220 of the French Civil Code, the Parties agree to fully and completely perform all their obligations under the Lease, even in the event of non-performance by the other Party and regardless of the seriousness of such non-performance.

Finally, each Party waives its right to accept imperfect performance of the Lease or to request a proportional reduction in the price, in express derogation of article 1223 of the French Civil Code.

ARTICLE 2 - DESIGNATION OF THE PROPERTY

The premises covered by the Lease are part of the building described in the preliminary presentation and located at 6 rue de la Terre de Feu in LES ULIS (91940), said premises and their outbuildings consisting of the following:

First floor:

•	approximately 800 sq.m. of business, office and technical premises;

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On the 1er floor:

•	approximately 800 sq.m. of business, office and technical premises;

Outside the building :

•	26 parking spaces for light vehicles and 10 for two-wheelers.

It should be noted that this description corresponds to the private portions of the lease.

These private portions include the right of access to and shared use of common areas, equipment and services:

•	Green spaces, roads and various networks built on cadastral parcels BO 19 to BO 21, according to the share calculated in proportion to the surface areas leased. ;

•

The common road known as “rue de la Terre de Feu”, belonging to the Association Syndicale Libre known as the “association des riverains propriétaires de la rue de la terre de feu”, in proportion to the surface area leased.

Plans showing the boundaries of the leased premises, hereinafter referred to as the “Building” or the “Leased Property”, are attached (Appendix 2).

The Immeuble is more fully described:

•	To the plans (the “Plans”) attached hereto as Appendix 2;

•	The technical description (the “Technical Description”) which is appended (Appendix no. 3).

In the event of any contradiction between the Plans and the Technical Description, the Parties agree that :

•	With regard to the organization and distribution of the Building, the Plans shall prevail;

•	With regard to the characteristics and quality of the services, the TeP chnical Specifications shall prevail.

The Tenant declares that it has full knowledge of the Plans and Technical Description and acknowledges that the Building, in its future state of completion, will enable it to carry on its business there.

The Taker hereby declares that he is aware that :

•

The Plans of the Building and its surroundings may be modified up to and including Completion of construction work on the Building, but only to take account of administrative and safety requirements and technical constraints imposed by administrative or site developments;

•	The technical specifications set out in the Lease (including its appendices) may be subject to change as a result of the imperatives and constraints mentioned above.

•	The building project is bound to evolve as it becomes part of a complex real estate complex.

Considering, however, that the project has now reached a sufficiently advanced stage for it to lease the Building, the Lessee hereby accepts the principle of these modifications and their possible consequences on the Lease and its appendices, without calling into question the clauses of the Lease, on condition that the modifications which are to take place subsequently are the consequence of the elements described above.

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The Lessor must inform the Tenant in advance of any modification to the above conditions, in particular within the framework of the Monitoring Committee.

The Tenant may, in any event, object to the modifications referred to above, if they substantially degrade the conditions of operation or access to the Building, or the standing of the latter.

The Parties expressly agree that the Building, even if physically divisible, forms a legally and contractually indivisible whole, for the entire term of the Lease and any renewals, tacit renewals and even in the event of any assignments, so that no subtenant, if any, may enforce any right whatsoever against the Landlord.

II / CONSTRUCTION, COMPLETION AND HANDOVER OF THE BUILDING

ARTICLE 3 - DEFINITION OF COMPLETION

In accordance with Article 8 of the Lease, the term of the Lease will commence on the date of the declaration of completion of the Building as defined in this article (the “Completion”).

By mutual agreement, the Parties agree that Completion of the Building will take place when the Building complies with:

•	To the Plans, modified if necessary to take into account construction site contingencies or modification requests from the Tenant accepted by the Landlord (Appendix 2);

•	The Technical Specification, modified if necessary to take into account site contingencies or requests for modification by the Tenant accepted by the Landlord (Appendix no. 3).

It should also be noted that if the supply or installation of certain materials or equipment proves impossible, difficult or likely to cause problems, for whatever reason, the Lessor may replace them with others of at least equivalent quality.

The Lessor shall notify the Tenant, no later than the Completion Date, of the following documents:

•	A certificate from the project manager stating that the Lessor’s work has been completed; and

•	The provisional technical inspection report (RFCT).

For the assessment of Completion, they will not be taken into consideration, as long as they do not render the Building unfit for its intended use or are not such as to substantially disrupt the operation of the Building in accordance with its intended use:

•	Minor imperfections, in particular those permitted by the D.T.U.;

•

Defects which would fall within the scope of the reservations normally admissible at the time of the provision of the Building and works of the nature of those which are the subject of the present contract;

•	Defects of conformity - defects or faults which are not of a substantial nature and which do not render the Building unfit for its intended use;

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As long as these imperfections, lack of conformity, defects or faults do not render the building unfit for its intended use, either because of their intrinsic seriousness, or because of their number, or because of the usefulness or necessity of the item of equipment they affect.

At the same time as the Lessor and the Tenant acknowledge Completion of the Building, the Lessor will make the Building available to the Tenant (the “Disposition”).

In the event of the Tenant’s refusal to take possession of the Building, even though Completion of the Building has been recorded, the Lessor shall have the option of pursuing compulsory execution of the Lease or requesting termination of the Lease.

In the event that the Lease is terminated due to the Tenant’s refusal to take possession of the Building, the Tenant shall owe, by way of termination indemnity, a total sum of €[***] ([***] EUROS) exclusive of tax, plus VAT at the legal rate in force, which shall be immediately paid to the Landlord as follows:

•	The Guarantee Deposit will remain irretrievably acquired by the Lessor;

•	The Taker will immediately pay the Landlord an additional sum of €[***].

ARTICLE 4 - COMPLETION DATE

The Lessor undertakes to complete the Building no later than December 1er 2024, subject to the Legitimate Causes for Suspension of Deadlines mentioned in Article 5.

In the event of a Legitimate Cause for Suspension of Deadlines as defined in Article 5, the scheduled date for Completion will be postponed by a number of working days equal to the number of working days during which the event in question would have prevented work from continuing.

ARTICLE 5 - LEGITIMATE REASONS FOR SUSPENDING DEADLINES

The Completion date may be extended by a number of days equal to the number of days during which a legitimate cause for suspension of deadlines having an effective impact on the work has occurred (the “Legitimate Cause for Suspension of Deadlines”). This extension will be calculated per working day.

For the purposes of the Lease, Legitimate Cause for Suspension of Time Limits means :

Inclement weather, within the meaning of article L. 5424-8 of the French Labour Code, during which work has been stopped, and which will have been the subject of a declaration approved by the project manager, the inspection office or the SPS coordinator, provided that it is justified by a report from the nearest weather station to the Site;

1)	Days of delay due to a strike, whether general or specific to the construction sector, to a company involved in the work or to one of its suppliers, or to public services;

2)	Delays caused by public service concessionaires;

3)	Difficulties in sourcing materials for the site, due to a nationwide market disruption;

Safeguard, receivership or compulsory liquidation of a company involved in the work and holding a contract for the waterproofing and airproofing of buildings, or of one of its suppliers;

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4)	Administrative or judicial injunctions to suspend or halt work;

5)	Disturbances resulting from hostilities, revolutions, attacks, cataclysms, fires, floods, natural disasters or construction site accidents;

6)	Work to treat waste, pollution or contaminated materials resulting from the discovery of accidental pollution;

7)	Delays attributable to the developer of the zone on which the site of the real estate complex is located;

8)	Delays caused by the implementation of new standards emerging during the course of the project, and whose implementation would be made compulsory by law or regulation before Completion;

9)	Delays resulting from an event attributable to the Taker.

In the event that the worksite is delayed for one of the Legitimate Causes for Suspension of the Time Limits listed above, the Lessor shall justify to the Taker the number of days of postponement by producing a certificate drawn up by the Lessor’s project manager.

The Lessor shall inform the Taker of the occurrence of any of the events referred to above by registered letter with acknowledgement of receipt, or by e-mail, within fifteen (15) Working Days of the end of the event, indicating its impact on the provisional work schedule. The Lessor will keep the Tenant informed of developments within the framework of the Monitoring Committee.

In the event that the Tenant disputes the reality of the event in question, the Parties agree to entrust their dispute to the Third-Party Expert appointed under the conditions set out in Article 6.3 of the Lease. The Tenant’s dispute must be submitted within fifteen (15) calendar days of the date on which the certificate drawn up by the Landlord’s prime contractor is sent to the Tenant by registered mail with acknowledgement of receipt or by e-mail, failing which it will be inadmissible.

ARTICLE 6 - DECLARATION OF COMPLETION

6.1. The Lessor shall invite the Tenant, by registered letter with acknowledgement of receipt sent at least fifteen (15) calendar days in advance, to note Completion, on the date and at the time set, and to proceed with the Making Available of the Building.

On the said day, the parties will jointly ascertain the reality of this Completion and draw up a joint report by a court-appointed official, at shared expense, which will be deemed to be the inventory of fixtures on entry and the statement of availability.

If, at the date and time set, the Tenant agrees to note the reality of Completion in accordance with the contractual definition set out above, with or without reservations, this agreement shall be deemed to constitute Provision of the Building by the Landlord to the Tenant.

If the Taker does not attend on the scheduled date for any reason whatsoever, another invitation will be sent by registered letter with acknowledgement of receipt at least five (5) working days in advance.

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If he does not attend, or is not validly represented at this new meeting and on the date set, the Building will be deemed to have been made available to him retroactively to the date of the first meeting, without reservation.

If the Parties agree that the Building has not been completed, the Lessor shall carry out the necessary work as soon as possible, prior to a new notice to the Tenant.

If the Parties fail to agree on the reality of Completion within fifteen (15) calendar days following the date set for the determination of Completion, a third party expert (the “Third Party Expert”) will be appointed under the conditions set out in Article 6.3 below.

6.2. In the event that the Taker agrees to certify Completion, the Taker shall express any reservations regarding defects and lack of conformity with the Plans and Technical Specifications (Appendices 2 and 3) in the handover report.

The reservations mentioned in the Mise à Disposition minutes must be lifted at the latest within three (3) months from the date of Completion. The Lessor will invite the Tenant, in the manner provided for above, to note the removal of the said reservations, and a report will be drawn up by a court-appointed official.

To this end, the Tenant will allow the Landlord and its companies access to the Building to carry out completion work and remove reservations, who undertake to comply with all applicable regulations and safety instructions.

The Tenant also authorizes the Landlord to carry out any work that may be necessary to obtain the certificate of non-contestation of the conformity of the work.

However, the Lessor undertakes to ensure that such work is carried out in such a way as to allow normal use of the Building by the Tenant, and undertakes to minimize as far as possible any nuisance that may result. To this end, the Lessor will consult with the Tenant in order to limit the inconvenience caused by such work.

6.3. In each of the following cases :

•	If the Taker disputes the reality of Completion in accordance with the contractual definition above,

•	Or if the Lessor contradicts the reservations,

•	Or if the Taker contests the reality of the lifting of the reservations,

In the absence of agreement, the Parties will appoint a Third Party Expert, who must be registered on the list of Experts at the Paris Court of Appeal, and who will be chosen by mutual agreement, and who will be responsible, depending on the case(s), for assessing the reality of the Completion and/or the validity of the contradiction of the reservations and/or the reality of their partial or total removal, and if necessary for indicating the necessary work.

If the Parties fail to agree on the name of a Third-Party Expert, the latter will be appointed by the President of the Evry-Courcouronnes Judicial Court ruling by way of summary proceedings at the initiative of the most diligent Party.

In any event, all costs incurred by the Third-Party Expert will be shared between the Parties.

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The Third-Party Expert will act as the joint representative of the Parties. Its decisions will be binding on the Parties as if they had been taken by them, and may not be appealed.

a) If the Third-Party Surveyor concludes that Completion has been achieved, with or without reservations, on the date notified by the Landlord to the Tenant, the Property shall be deemed to have been made available and the rent and charges payable on the date set for the declaration of Completion notified by the Landlord to the Tenant, and all costs resulting from the Third-Party Surveyor’s intervention shall be borne by the Tenant.

In addition, the Tenant shall automatically owe the Landlord interest at the legal interest rate plus 150 points calculated on the amount of the Rent and charges prorata temporis between the scheduled date of Completion notified by the Landlord and the delivery of the expert’s opinion.

b) If the Third-Party Surveyor does not conclude that Completion has been achieved, the Lessor shall carry out the work prescribed by the Third-Party Surveyor to achieve Completion and shall reconvene the Tenant in the manner provided for in Article 6.1, and all costs resulting from the Third-Party Surveyor’s intervention shall be borne by the Lessor.

c) If the Third-Party Expert concludes that the Lessor’s contradiction of the Tenant’s reservations is unfounded or that the Tenant’s challenge to the removal of the reservations is well-founded, the Lessor shall carry out the work prescribed by the Third-Party Expert to remove the reservations he has contradicted, and all costs resulting from the Third-Party Expert’s intervention shall be borne by the Lessor.

d) If the Third-Party Expert concludes that the Lessor’s contradiction of the Tenant’s reservations is well-founded, or that the Tenant’s objection to the removal of the reservations is unfounded, all costs resulting from the Third-Party Expert’s intervention shall be borne by the Tenant.

e) In the event of “shared blame”, the Third-Party Expert’s fees will be borne by both Parties, one half each.

6.4. After the Property has been made available to the Lessee, the latter may no longer require the Lessor to carry out any remedial work whatsoever, whether in respect of defects or apparent non-conformity, with the exception of work intended to remove the reservations noted in the statement of the Property’s availability and work to repair defects and disorders covered by builders’ warranties, in accordance with the provisions of articles 1792 to 1792-6 of the French Civil Code.

6.5. The Parties agree that a monitoring committee (hereinafter the “Monitoring Committee”) will be set up to monitor the progress of construction work on the Building.

The Monitoring Committee will include a representative of the Tenant and a representative of the Landlord.

The purpose of the Monitoring Committee will be to enable the Taker and the Landlord to exchange all useful information on the following issues:

•	Status and progress of work;

•	The choice of materials not specified in the Technical Specifications;

•	Proposals to modify materials, equipment or supplies proposed by the Lessor;

•	Where applicable, the Legitimate Causes for Suspension of Time limits which the Lessor wishes to invoke.

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The Monitoring Committee will meet during the execution of the work, at the request of the Parties and, in any event, at least once (1) a month.

Each meeting will be chaired by a representative of the Landlord, who will draw up minutes of the meeting, which will be sent to the Tenant within five (5) working days.

Members of the Monitoring Committee may be assisted by any person(s) of their choice.

The Taker may, within the framework of the Monitoring Committee, make any observations it wishes, in particular concerning the conditions under which the work is being carried out, but may under no circumstances interfere in the Lessor’s relationship with any companies involved in the construction of the Real Estate Complex or the Building, nor interfere in the Lessor’s prerogatives.

In addition, the Tenant, accompanied by any advisors of its choice, may, accompanied by the Landlord or one of its representatives, visit the site during opening hours, provided that it has made a request to the Landlord at least two (2) working days in advance.

The Taker’s participation in the Monitoring Committee does not engage its responsibility, nor does it constitute a waiver of recourse.

ARTICLE 7 - DELAY IN COMPLETION

With the sole exception of postponements resulting from a Legitimate Cause for Suspension of Deadlines as defined in Article 5, the Tenant shall be free to unilaterally terminate the Lease without compensation if Completion of the Building as defined in Article 3 is not achieved by March 1er 2025.

In consideration of this option, the Taker waives its right to claim from the Landlord any indemnity or sum whatsoever in respect of all its direct and indirect prejudice caused by the delay in Completion.

III / TERMS AND CONDITIONS OF THE LEASE AFTER COMPLETION

ARTICLE 8 - DURATION

This Commercial Lease is granted and accepted for a term of nine (9) years, commencing on the date of Completion of the Building as defined in Article 3.

The Tenant shall nevertheless have the option of terminating the Lease at the end of each three-year period by notifying the Landlord in accordance with articles L. 145-4 and L. 145-9 of the French Commercial Code. Under these conditions the Tenant must give notice that he wishes to terminate the Lease at the end of the three-year period by registered letter or deed from a court commissioner at least six (6) months in advance.

If the Tenant fails to comply with the terms of this article, the Tenant shall pay the Landlord all sums due under this lease for the period between its effective departure and the next triennial due date.

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ARTICLE 9 - DESTINATION

The building will be used exclusively for scientific laboratories and offices, to the exclusion of any other use, and will be operated in accordance with the corporate activity of the Tenant, which consists of :

•

“Research, development, innovation and engineering in the field of industrial batteries, including but not limited to the design, development and improvement of battery technologies for various industrial applications.”

The Tenant may not demand any exclusivity or reciprocity on the part of the Landlord with regard to other rentals granted by the Tenant.

The Tenant shall at all times be personally responsible for obtaining, at its own expense, risk and peril, all authorizations required for the exercise of its activity, as well as for the payment of all sums, fees, taxes, duties of any kind whatsoever, relating to the activities carried out in the Building and its use.

Under no circumstances may the Tenant modify this destination, even temporarily, nor change the commercial nature of the activity carried out in the Building.

The stipulations of this article are without prejudice to the stipulations of the Installations Classées pour la Protection de l’Environnement (ICPE) article of this Lease, which shall prevail with regard to the regulations applicable to said ICPE.

ARTICLE 10 - RENT

The present lease is granted and accepted in consideration of an annual rent excluding charges and taxes of €[***] ([***] EUROS), plus VAT at the current legal rate, which the Tenant undertakes to pay in advance to the Landlord in four equal instalments on 1er January, April, July and October of each year.

The rent due for the current calendar quarter, on the date of Completion of the Building, will be called prorata temporis between the date of Completion of the Building and the last day of the current calendar quarter and may be paid, notwithstanding the above, 15 days after the date of Completion of the Building.

Payments shall be made to the Lessor or his Agent at the place indicated by him, by direct debit, in accordance with the RIB and Mandate appended hereto (Appendix no. 4).

Should the Tenant change his bank details during the term of the Lease, he undertakes to inform the Landlord of the change and to provide him with a new bank account number and the necessary direct debit authorization as soon as possible, and no later than 15 days before the end of the calendar quarter concerned by the change. The Tenant must ensure that direct debits of rent and charges cannot be rejected by his bank. Failing this, the Tenant will be subject to the provisions of Article 27 of the present lease.

The Tenant is obliged to pay, at the same time as the rent, the amount of existing or future charges, taxes and duties, whatever their nature and, where applicable, the amount of costs necessary for the proper performance of the contract, in particular collection costs.

Any sum due by way of rent, charges, taxes or incidentals and not paid on the due date shall, by operation of law and without the need for any formal notice, and in derogation of article 1230 of the French Civil Code, and as from the said due date, accrue to the benefit of the Lessor interest fixed by agreement at 5% of the sum due for each month of delay until full payment. The Lessor shall also be entitled to invoke the resolutory clause referred to in Article 27 below.

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In the event of partial payment by the Tenant of sums due under the present Lease, this payment will be deducted in priority from the sums due under the charges.

Acceptance of a partial payment by the Lessor does not constitute a waiver of the right to demand payment of the entire amount due, nor of the right to apply the resolutory clause.

ARTICLE 11 - INDEXATION

The rent for the building will vary in proportion to the service sector rent index (ILAT) published quarterly by INSEE.

Each year, on the anniversary of the date of Completion of the Building as defined in Article 3, and for the first time the year following the date of Completion of the Building, the rent will be readjusted in proportion to the rate of change in the said index.

Indexation will take effect automatically, without the need for prior notification.

The base index used to determine the initial rent stipulated above is, as agreed by the Parties, the latest index published on the date of Completion of the Building.

For each readjustment, this index will be compared with the index for the same quarter of the following year, which in turn will serve as a basis for comparison for the next readjustment, and so on.

Should the publication of this index cease during the term of the lease, the most similar of the then existing indices will be applied; in the absence of a legal text designating by operation of law the replacement index, or in the absence of agreement between them on the choice of this index, the Parties will rely without possible recourse on the opinion of an expert who will be appointed by the most diligent of them by the president of the judicial court of the location of the Building, the said expert having for this purpose the mission of joint representative of the Parties, as they now undertake to do.

It is specified that the present clause constitutes a conventional indexation and is not confused with the rules of the legal revision of the rent provided for by articles L. 145-37 and following of the French Commercial Code.

ARTICLE 12 - CHARGES, BENEFITS AND TAXES

12.1	In addition to the rent itself, the Tenant shall pay

•	Expenses relating to current services and miscellaneous supplies provided by the Lessor ;

•

All charges relating to the Building, as well as those relating to the land, the green spaces, the roads and the various networks dependent on the cadastral parcels B0 19 to B0 21, as well as those relating to the common road known as “rue de la Terre de Feu”, in the proportions and shares defined in Article 2;

All in accordance with the inventory of charges, taxes and fees payable by the Tenant (article L. 145-40-2 of the French Commercial Code) and appended hereto, so that the rent received by the Landlord is net of all charges (Appendix no. 5).

The said inventory of charges may be amended or supplemented during the term of the lease to meet the needs of the building, in accordance with the provisions of article L.145-40-2 of the French Commercial Code.

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12.2

It is specified that the allocation of charges relating to the Building will be made either on the basis of surface area, or on the basis of the quotas defined in Article 2 for the aforementioned common and undivided parts.

12.3	These reimbursements will be made to the Landlord at the same time as each rental term by means of instalments, the account being balanced once a year.

As the present lease is subject to VAT, this tax will be paid to the Lessor in addition to the recoverable charges and taxes as and when they fall due.

ARTICLE 13 - TAXES

13.1

The Tenant shall pay all city, police and road charges, personal and movable contributions, rental taxes and all other taxes, fees, levies and other duties, present or future, relating to the Building and its use, for which tenants are ordinarily liable, in such a way that the Landlord cannot be concerned in this respect.

He/she must provide proof of payment at the Lessor’s request and at least eight (8) days before the keys are handed over.

13.2

The Tenant shall reimburse to the Landlord, in addition to the rent and charges, the property tax, the sweeping tax and the household waste removal tax (including the management costs of direct local taxation), relating to the Building, as well as any duties or taxes relating to the Building which may subsequently replace the said taxes and/or be created so that the rent is net of all taxes for the Landlord.

13.3

In general, he shall reimburse the Lessor with the charges for any new municipal, regional, national or European taxes, levies or fees corresponding to the Building or, within the limit of his share, as defined and under the same conditions as those provided for in Article 12.2 above, which may be created and not provided for in Article L145-40-2 and R145-35 of the French Commercial Code.

13.4	The reimbursements referred to in Articles 13.2 and 13.3 will be made upon receipt of the invoice from the Lessor or its agent, or if the latter prefers, in accordance with the following procedures:

•	Quarterly payment, in addition to rent and service charges, of a provision corresponding to a quarter of the anticipated annual amount of the tax,

•

Once the annual account has been settled, the Tenant will pay any additional amount within ten days of being called upon to do so by the Landlord, or the balance will be deducted from the next quarterly installment.

13.5	The aforementioned taxes and duties will, where applicable, be subject to value-added tax at the prevailing rate, in the same way as the principal rent.

13.6

It is expressly agreed that if the regulations in force prohibit the reimbursement to the Lessor by the Tenant of the charges, services, taxes and levies mentioned in Articles 12 and 13 of this lease, the annual rental price shall immediately, ipso jure and without the need for prior notification, be increased by the said charges, services, taxes and levies, in proportion to the last payment made by the Lessor in respect thereof, on the date of the said prohibition and without prejudice to the terms of Article 11.

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ARTICLE 14 - SECURITY DEPOSIT - FIRST DEMAND GUARANTEE

14.1	Warranty deposit

The Landlord hereby withholds from the Tenant a security deposit equal to three (3) months’ rent excluding taxes, as a guarantee for the payment of all sums owed by the Tenant or for which the Landlord could be made liable as a result of the Tenant and for the proper performance of the clauses and conditions of this lease.

It may be immediately allocated by the Lessor, in whole or in part, to the payment of all sums due by the Tenant under the present lease and remaining unpaid. In this case, it must be immediately reconstituted by the Tenant in the hands of the Landlord, all without prejudice to the application of the resolutory clause if the latter sees fit.

This security deposit will not bear interest for the benefit of the Taker.

At each rent readjustment, this security deposit will be reduced or increased so as to always correspond to three (3) months’ rent excluding taxes.

Upon the departure of the Tenant after termination of the Lease, the security deposit will be returned subject to verification that the Tenant has carried out the work for which it is responsible, moved out, released all occupants, handed over the keys and provided the Tenant has paid all taxes and duties.

14.2	First demand guarantee

In addition to the security deposit, the Tenant undertakes to provide the Landlord, on the date of Completion of the Building, with a first demand guarantee in accordance with the appended model (Appendix no. 6) issued by a French banking institution of known solvency, in the total amount of [***] EUROS ([***] €) , which will be allocated to the execution of all the charges, clauses and conditions of the Lease, as well as to the guarantee of all sums due by the Tenant in respect of the occupation of the premises, including in the event of termination of the Lease or acquisition of the resolutory clause in respect of occupancy indemnities, all charges and taxes included, until the return of the premises to the Landlord.

This guarantee will be automatically readjusted each time the rent price changes.

This guarantee will be given for the entire term of the Lease, and may be invoked up to six full months after its contractual expiry date.

The Tenant undertakes to provide a new guarantee in the event of renewal of the Lease or tacit extension, corresponding to the amount of the initial guarantee readjusted in proportion to the variation in the price of rent referred to above.

If the Tenant so wishes, it may substitute the aforementioned first demand guarantee by the payment of an additional security deposit of the same amount, i.e. the sum of [***] EUROS (€[***]). This amount will also be automatically readjusted each time the rental price changes. In this case, the said sum will be deducted by the Lessor in accordance with the conditions set out in Article 10.

Failure to deliver the first demand guarantee or the additional guarantee deposit referred to above will result in the application of the resolutory clause stipulated in Article 27.

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ARTICLE 15 - GENERAL RULES FOR OCCUPYING THE BUILDING

15.1

The Tenant shall occupy the Building peacefully, in accordance with articles 1728 and 1729 of the French Civil Code. The Tenant shall comply with all prescriptions, regulations and ordinances, in particular with regard to hygiene, roads, sanitation, police, safety, labor regulations, labor inspection, environmental law and, in general, with all legal or regulatory prescriptions relating to his activity, in such a way that the Landlord cannot be worried or sought after, for which he guarantees the latter.

15.2	If there are or become rules of use, internal rules or co-ownership rules for the Building, the Tenant must comply with them, as he must comply with any decision duly taken by the co-owners’ meeting.

15.3

Occupation of the Building by the Tenant shall not give rise to any contravention, complaint or claim by any person whatsoever, and in particular by the other occupants of the Real Estate Complex. The Tenant shall operate the Building peacefully and shall consequently be personally responsible for any grievances which may be made against the Landlord in respect of himself, his staff or his visitors, so that the Landlord shall never be worried and shall be guaranteed against any consequences which may result therefrom. Should the Landlord nevertheless have to pay any sums whatsoever as a result of the Tenant’s actions, the Tenant shall be obliged to reimburse the Landlord without delay.

15.4

The Tenant shall keep the Building constantly furnished with furniture, household effects and equipment, to the exclusion of any merchandise, in sufficient quantity and value to meet at all times the payment of rents and accessories, as well as the performance of all the clauses and charges of the present lease.

15.5	The Tenant shall maintain the Building in a permanent state of effective use.

The Tenant shall take all measures to prevent the presence and spread of rodents, insects, etc., and if necessary to destroy them.

15.6	The Tenant shall not cause any disturbance likely to inconvenience any occupant of the Real Estate Complex or its neighbors. In any event, the Tenant is prohibited from:

•	To embarrass or occupy, even temporarily, the parts of the Real Estate Complex not included in the present rental;

•

To display any object on windows, doors, exterior walls or in common areas, including blinds, plaques and signs, and in general anything that concerns the safety of occupants or third parties, as well as the exterior or interior appearance of the Building. However, the Tenant may, subject to the agreement of the Landlord, affix plaques or signs of a model approved by the Landlord or, where applicable, the building manager, and in the locations indicated by the latter;

•

To use slow-burning appliances or appliances producing noxious gases, it being specified that the Tenant will remain solely responsible for any accidents that their existence or installation, carried out at his expense, risk and peril, may cause;

•	Refrain from any abnormally dangerous, inconvenient, noisy or unhealthy activity and take all useful measures to prevent any unpleasant odor;

•	Load floors beyond their normal strength.

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15.7

The Tenant shall not be entitled to any reduction in rent or compensation in the event of the temporary withdrawal or reduction of public services, such as water, electricity, telephone, heating, etc., for any length of time, as a result of maintenance, repair, replacement, lack of supply or cut-off, breakdown, strike or any other cause. The Landlord nevertheless undertakes to use its best efforts to restore these services or to assist the Tenant in doing so.

15.8

Any installation of awnings, plaques, signs or antennas must first be expressly authorized by the relevant departments of the town hall and, where applicable, by the architect of Bâtiments de France and/or the chief architect of Monuments Historiques. The Tenant shall bear all inconvenience caused by the said installations, it being specified that the latter must not cause any particular inconvenience to the other tenants of the Building. The Tenant must also remove the said installations at his own expense on the day of his departure, and return the Building or elements in or on which the said installations have been affixed to their original condition.

15.9	The Tenant may not claim any reduction in rent, nor raise any claim for reasons of dampness, infiltration or flooding, unless the responsibility lies with the Landlord.

ARTICLE 16 - INSPECTION OF THE BUILDING

The Tenant must allow the Landlord, its representatives and any technicians appointed by the Landlord free access to the Building at all times, in order to carry out any necessary or useful work, to verify the proper maintenance or execution of work to be carried out by the Tenant, or to carry out any observations and measurements intended for the compilation and/or updating of mandatory legal and regulatory diagnostics.

Except in the case of an obvious emergency, the Landlord must notify the Tenant of such visits at least 48 hours in advance.

Given the confidential nature of the Tenant’s business, access to the Premises will be strictly reserved for persons identified and controlled by the Landlord, and will be subject to the prior agreement of the Tenant, who may object only for a legitimate and duly justified reason.

During the 6 months preceding the expiry of the lease, the Tenant must also allow the Building to be visited, every non-holiday day from 9 a.m. to 6 p.m. by any person in possession of the Landlord’s authorization; during the same period, the Tenant must allow the Landlord to affix a sign indicating that the Building is for rent.

The same right of inspection and posting will exist at all times, in the event of the sale of the Building or the Real Estate Complex to which they belong.

ARTICLE 17 - BUILDING MAINTENANCE

17.1

The Tenant shall carry out all maintenance, repairs, replacements and renovations that may be required on the Leased Building and its equipment, without distinction of any kind, including work under article 605 of the French Civil Code, as well as that due, by derogation of articles 1719 and 1755 of the French Civil Code, to obsolescence, latent defect, a latent defect, with the sole exception of the major repairs listed in article 606 of the Civil Code and the related obsolescence, except in the case where these are the consequence of the Tenant’s specific activity, improvements or work, or of a lack of maintenance of the leased building for which the Tenant is responsible.

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In addition, the Tenant will be responsible for carrying out any work in the Building that may be required in terms of hygiene, health, electrical safety and fire prevention, by current or future laws and regulations, including any work to bring the building into compliance with standards of any kind whatsoever, notwithstanding article 1719 of the French Civil Code. The Tenant will also be responsible for all work required by an administrative request or injunction, or even by a simple letter from an administration.

He also undertakes to carry out any inspections, checks and work that may be required by current or future environmental protection regulations. He must maintain and, if necessary, replace the equipment and installations for his personal use, in particular water tanks, pipes, oak floors, rainwater downpipes, as well as windows, doors and shutters, glass, roofs, parquet floors, tiles, floor coverings, woodwork, gas and electrical appliances and sanitary fixtures.

17.2

The Tenant declares that it waives all recourse against the Landlord for any damage or disturbance of enjoyment that may result from the work it is required to carry out. The Tenant shall immediately notify the Landlord of any damage affecting the structure of the Building or the common areas.

17.3	Upon vacating the building, the tenant must return it in perfect condition, having carried out the above-mentioned work at his own expense and under his own responsibility.

17.4	The Lessor is required to carry out the major repairs defined in article 606 of the French Civil Code at its own expense.

17.5

The Tenant shall nevertheless be responsible for all repairs normally the responsibility of the Landlord if they are necessitated either by the failure to carry out those for which he is responsible as stated above, or by damage caused by himself, his staff or his visitors in the Building or in other parts of the building, or by a failure to comply with his obligation to inform the Landlord as set out in Article 17.2.

17.6

The Parties undertake to cooperate, whenever necessary or useful, in the implementation of measures and work of any kind intended to improve the technical characteristics, energy performance and environmental qualities of the Building. To this end, they will provide each other with all useful information to enable the above-mentioned objectives to be taken into account in the execution of work falling under their respective obligations.

ARTICLE 18 - WORK INITIATED BY THE LESSOR OR THIRD PARTIES

The Tenant shall bear the inconvenience caused by repairs and other work that may be carried out in or outside the Building, without being able to claim any compensation or reduction in rent from the Landlord, regardless of the nature, extent or duration of such work, and this, notwithstanding article 1724 of the French Civil Code, even if the duration exceeds twenty-one (21) days.

However, in order to carry out the work referred to in the above paragraph, the Lessor undertakes to :

•	Inform the Taker in advance of the work to be carried out at least one (1) month before the start of the work, except in the case of an emergency;

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•	if the Tenant so requests, to carry out the work at night and at weekends, whenever possible, in which case the Tenant shall be liable for any additional costs resulting from these work methods.

The Taker must remove, at his own expense and without delay, all formwork and decorations, as well as any installations he may have made, the removal of which would be necessary to search for and repair leaks of any kind, cracks in smoke ducts, or ventilation ducts, notably after fire or infiltration, and in general for the execution of all work.

The Tenant must remove, at its own expense and without delay, all signs and, in general, all fixtures whose removal would be necessary for the execution of the work.

ARTICLE 19 - ALTERATIONS AND IMPROVEMENTS TO THE BUILDING BY THE TENANT - ACCESS TO ALTERATIONS

19.1

The Tenant may not carry out any demolition, construction, or any change of distribution, partitioning, opening or wall, without the prior written authorization of the Landlord or its agent. In the event of authorization, the work must be submitted in advance to the Landlord’s architect, whose fees will be paid by the Tenant. The work must be carried out in accordance with the rules of the trade by qualified companies and under the supervision of a qualified project manager, a design office and a control office. The work is to be carried out at the Tenant’s expense and risk. Work affecting the structure of the building or equipment in the common areas may only be carried out by companies authorized by the Lessor or the building manager. The Tenant undertakes, for any transformation or improvement work it undertakes, to comply with and ensure compliance with, in addition to the rules of the trade, all standards and regulations in force, in particular standards relating to environmental protection and respect for sustainable development, and all technical documents relating to the Real Estate Complex and the Building. The Tenant undertakes not to use or allow the use of any materials likely to present a danger to the health or safety of persons. The Tenant shall be personally responsible for all claims made by other occupants of the Real Estate Complex, the Building, neighbors or third parties, in particular noise, odors, heat or vibrations, and shall take out all insurance necessary for the completion of the said work.

19.2

All embellishments, improvements and installations made by the Tenant in the Building shall become the property of the Landlord at the end of the Tenant’s enjoyment of the Building, without compensation to be paid by the Landlord.

The Lessor reserves the right to request that the premises be restored to their original condition at the Tenant’s expense, even in the case of work expressly authorized by the Lessor.

ARTICLE 20 - GARNISHMENT AND OBLIGATION TO OPERATE

The Tenant shall at all times use the Building in accordance with the practices of its profession and in compliance with the contractual destination, the destination of the Building and the laws and regulations.

He shall also furnish the Building and keep it permanently furnished with furniture and equipment in sufficient quantity and value to meet the payment of rents and various payments or reimbursements incidental thereto.

He must keep them in a state of permanent and effective operation, within the maximum limits authorized by law.

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ARTICLE 21 - INSURANCE

21.1	Obligations and insurance of the Lessor

The Lessor undertakes to take out a comprehensive insurance policy covering the Leased Property, including fixtures and fittings considered to be immovable by nature or purpose, at replacement value, against (non-exhaustive list) the risks of fire, lightning, explosions, air disasters, floods, acts of terrorism, natural disasters, and any other incident against which the Lessor, at its sole discretion, deems it necessary to insure.

This insurance will cover the cost of excavation, recourse against neighbors and third parties, and expert fees.

The Lessor will also insure its civil liability for bodily injury or property damage caused to third parties by the buildings, fixtures and fittings of the common areas, where applicable, and by the activities of the staff in charge of these common areas.

21.2	Obligations and insurance of the Taker

The Tenant shall insure and keep insured with insurance companies known to be solvent by a multi-risk professional insurance policy, for the entire duration of the Lease and its successive renewals, its fixtures and fittings and equipment, its furniture, equipment and merchandise, operating losses and loss of market value of the business, in particular against the following risks:

•	Fire, lightning, smoke;

•	All explosions or implosions;

•	Electrical damage;

•	Water damage;

•	Falling aircraft and aerial objects;

•	Collision with a vehicle belonging to a third party;

•	Hurricane, cyclone, tornado, storm;

•	Hail, frost, weight of snow on roofs;

•	Strikes, riots and popular movements;

•	Vandalism, theft, malicious acts, sabotage and attacks;

•	Natural disasters, natural events;

•	Glass breakage;

•	Additional risks such as loss of use.

It must also cover the risk of civil liability arising from its operations, recourse from neighbors and third parties, excavation costs and expert fees.

In addition, the Taker undertakes to inform the Lessor, immediately and in writing, of any factors likely to aggravate the risk and modify the premium rate applicable to the Leased Property, and to bear any resulting additional premium.

If the Tenant changes his insurance policy during the term of his lease, or modifies or suspends his coverage, he must notify the Landlord within forty-eight working hours, failing which he shall remain personally liable for any damage for which the amount could not be claimed from the insurance company with which he is insured, as a result of the omission or delay in making this declaration.

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In the event of a new insurance policy being taken out during the term of the Lease, the Tenant must justify this to the Landlord under the same conditions as for the initial insurance policy; any new insurance policy must comply with the provisions of the present article.

Likewise, the Tenant shall immediately inform the Lessor in writing of any damage to the leased property, or of any loss or deterioration that may occur in the Leased Property, even if no apparent damage results therefrom, failing which the Tenant shall reimburse the Lessor for any direct or indirect loss resulting from the aforementioned events, or be liable to the Lessor for its failure to act, for its silence or delay, or for its failure to make timely declarations to insurance companies.

The Tenant shall at all times allow the Landlord’s insurers and their experts free access to the Leased Premises, subject to a minimum notice period of two working days, in particular in the event of a claim for compensation. The Tenant shall spontaneously communicate any information that the Landlord or its insurers may require for the underwriting or management of the corresponding insurance policies and for the investigation or settlement of a claim, as well as any information concerning facts that could have an impact on the assessment of risks estimated by the Landlord’s insurers.

21.3.	Payment of insurance premiums

The Tenant shall reimburse the Landlord for the portion of the building insurance premium contracted by the Landlord relating to the Leased Property, upon request by the Landlord and upon presentation of proof.

The Tenant shall also regularly pay its premiums or contributions and shall justify this to the Landlord by providing a certificate from its insurance company stating that it has taken out the required cover and paid the premium, for the first time, when the present agreement is signed and thereafter on January 30 of each year.

21.4.	Waiver of recourse

The Lessor and its insurers hereby waive any and all recourse they may have against the Tenant and its insurers in the event of a claim, except in the event that compensation cannot be paid in full due to the Tenant’s fault.

The Lessor undertakes to notify its insurers of this waiver of mutual recourse clause before taking out insurance contracts, so that it can be incorporated into the specific provisions of the insurance contracts.

Similarly, the Tenant and its insurers waive all recourse against the Landlord and its insurers in the event of a claim, except in the event that compensation cannot be paid in full due to the Landlord’s fault.

The Taker undertakes to inform its insurers of this waiver of reciprocal recourse clause before taking out insurance contracts, so that it can be included in the special provisions of the insurance contracts and certificates sent.

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21.5.	Destruction of the building

If the Building is destroyed in its entirety by an event beyond the control of the Lessor, this lease shall be terminated ipso jure, without compensation.

If the Building is destroyed in part only, for any reason whatsoever, it is agreed as follows:

In the event that the Tenant suffers serious disturbance to its operations, or in the event that the part destroyed or rendered unusable constitutes a substantial part of the Building, i.e. more than thirty percent (30%) of its surface area, and/or the expected duration of the repair, restoration, reconstruction or replacement of the damaged, degraded or destroyed parts exceeds one hundred ninety (190) days, as determined by the Landlord’s architect, the Tenant may terminate this agreement by sending a registered letter by recorded delivery, degraded or destroyed would exceed one hundred and ninety (190) days, according to the Landlord’s architect, the Taker may then terminate this agreement by sending a registered letter with acknowledgement of receipt, without compensation on either side, within thirty (30) days of notification of the Landlord’s architect’s opinion. In the absence of a request for termination, the procedure will be as in the second case below.

In the event that the Tenant does not suffer any serious disturbance to its operations, or in the event that the destroyed part does not constitute a substantial part of the Building, and/or the expected duration of the repair, restoration, reconstruction or replacement of the damaged, degraded or destroyed parts is less than one hundred and ninety (190) days, as determined by the Landlord’s architect, the Landlord will undertake the repair, restoration, reconstruction or replacement of the damaged, degraded or destroyed parts, degraded or destroyed would be less than one hundred and ninety (190) days, in the opinion of the Landlord’s architect, the Landlord will then undertake the repair, restoration, reconstruction or replacement of the damaged, degraded or destroyed parts, retaining sole entitlement to reimbursement by its insurance company.

If the Lease is not terminated, the rent will be reduced in proportion to the surface area of the Building destroyed.

21.6.	Waiver of recourse against the lessor

The Tenant waives all recourse and claims against the Landlord, its agent and the co-owners’ association, if any:

•	In the event of interruption of water, gas, electricity, heating, fluids, telephones and any other services and equipment that may exist or be installed in the building;

•	In the event of theft or any other criminal act committed in the Premises or the Building, on the parking areas or any common part of the Building, the Lessor assumes no obligation of surveillance;

•

In the event of disturbances to the enjoyment of the Leased Property or damage or destruction to the said premises caused by third parties, irrespective of their status, the Tenant must take direct action against them, without being able to implicate the Landlord;

•	In the event of changes in the guarding arrangements, if any, decided by the Lessor or its agent or the condominium manager.

•	In the event that the Leased Property proves unfit for the Tenant’s business.

The Tenant also waives any claim against the Landlord, its agent and the co-owners’ association, in the event of material or immaterial damage, for compensation for deprivation of enjoyment and/or loss of business due to the total or partial cessation of its activity, and shall be personally responsible for taking out any insurance coverage with its insurers covering these risks with waiver of recourse.

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ARTICLE 22 - UNDER-OCCUPATION

The Taker is prohibited from granting use of the Building to anyone, in any form whatsoever, even temporarily and free of charge and on a precarious basis, in particular by subletting, domiciliation, loan or management lease of its business.

Notwithstanding the foregoing, the Tenant is authorized to sublease all or part of the Building to any company in its group - i.e. any company that directly or indirectly controls the Tenant or that is directly or indirectly controlled by the Tenant within the meaning of article L.233-3 of the French Commercial Code (the “Tenant Group”).

In the latter case, the Tenant must inform the Landlord of the sublease granted within fifteen (15) days of its regularization, and must also provide the Landlord with a copy of the sublease contract within the same period.

ARTICLE 23 - TRANSFER OF LEASEHOLD RIGHTS

23.1	Transfer of leasehold rights

The Tenant may not assign its right to this lease without the prior express written consent of the Landlord. However, the Tenant may freely assign said lease for the entire Building to the purchaser of its business, subject to the application of the terms of Article 23.2 below.

Notwithstanding the foregoing, the Tenant is authorized to assign its leasehold rights to a company in the Tenant’s Group.

All assignments must be made by notarial deed or private agreement. The assignees shall be jointly and severally liable with each other and with the Tenant for the payment of rents, charges and accessories, the security deposit and the performance of the lease conditions, which the Tenant undertakes to state in the deed of assignment or contribution, for a firm period of three (3) years. The Tenant will remain jointly and severally liable with his successor and all subsequent successors for the payment of rent and the performance of the lease conditions until the end of the lease term. No contribution or assignment may be made if the Tenant owes any sums remaining unpaid under the present lease.

The Tenant shall be required to call upon the Landlord to cooperate in the deed of transfer or contribution and to deliver to the Landlord within fifteen (15) days of its signature a copy of the deed of transfer to serve as title to the transferee or beneficiary of the contribution.

23.2	Party’s right of first refusal

a.	Leasehold rights

In the event of a transfer of leasehold rights, with the exception of a transfer to a company in the Tenant’s Group, the Landlord will benefit from a right of option enabling it to take back the Building free of any occupation or to substitute any assignee of its choice for the deed of transfer, on condition that the Landlord or the assignee chosen by it pays the Tenant a price identical to that offered by the candidate purchaser. This right shall be enforceable against successive purchasers.

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b.	Building

In the event of a plan to sell the entire Building independently of the rest of the Real Estate Complex to a prospective buyer, the Tenant shall benefit from a right of option enabling it to pre-empt the said Building, on condition that it pays the Landlord a price identical to that offered by the prospective buyer. The Parties have agreed that the right granted to the Taker under the terms of this Article shall not apply in the event that the Landlord puts the entire Property up for sale.

c.	Terms and conditions

To enable the Lessor to exercise any of its pre-emptive rights in accordance with paragraph (a) above, the Tenant must inform the Lessor at least two (2) months in advance, by registered letter with acknowledgement of receipt, of its intention to transfer its right to the lease.

To enable the Tenant to exercise its right of pre-emption in accordance with paragraph (b) above, the Landlord must inform the Tenant at least two (2) months in advance, by registered letter with acknowledgement of receipt, of its intention to sell the Building.

The notification made by the Tenant or the Lessor, as the case may be, must indicate, under penalty of nullity, the name and address of the proposed purchaser, the amount and terms of payment of the price, as well as the conditions, place and date of the transfer.

The Party concerned must inform the other Party of its decision within one (1) month of such notification, by registered letter with acknowledgement of receipt. In the absence of a response within this period, the Party concerned will be deemed to have waived its right of pre-emption.

In the event that any of the Parties exercises its right of pre-emption, the transfer will be regularized within one (1) month of the date on which the said Party makes its decision known.

The parties have agreed that the provisions of article L. 145-46-1 of the French Commercial Code do not apply to this lease or its renewals.

ARTICLE 24 - CLAIMS BY OR AGAINST THIRD PARTIES

The Tenant shall be personally responsible, at his own risk and expense, without the Landlord being able to be concerned or sought, for any claims made by the other occupants of the Real Estate Complex, neighbors or third parties, in particular for noise, odors, heat or vibrations, caused by him or by equipment belonging to him.

However, should the Lessor be required to pay any sums whatsoever as a result of the Tenant’s actions, the Tenant shall be obliged to reimburse the Lessor without delay.

The Tenant shall be personally responsible for any damage caused to the Building and any disturbance of enjoyment caused by the other occupants of the Real Estate Complex, neighbors or third parties, and shall take direct legal action against the perpetrators of such disturbances, without the Landlord being liable.

The Lessor nevertheless undertakes to use its best efforts to assist the Tenant in the event that the claims of the other occupants of the Property are unfounded, or to put an end to any disturbances of enjoyment caused by the other occupants of the Property, neighbors or third parties in an illegitimate manner.

ARTICLE 25 - SECURITY - COLLECTIVE SERVICES

The Tenant shall be personally responsible for the guarding and surveillance of the Building, and the Lessor or its agent and/or representative shall in no case and under no circumstances be liable for any theft or misappropriation of which the Tenant may be the victim in the Building.

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ARTICLE 26 - RETURN OF THE PROPERTY

The Tenant must inform the Landlord of the date of his move one (1) month in advance to enable the Landlord to make the necessary declarations to the tax authorities.

He shall return the keys on the day of his move-out, even if this takes place before the expiry of the current term. He also undertakes to insure the Building in accordance with the terms of Article 21, until the keys to the Building are handed over to the Lessor.

Should the Tenant fail to evacuate the Building by the expiry date of the present contract at the latest, the Tenant will owe the Lessor an occupancy indemnity set at 10% excluding taxes of the amount of the last quarterly rent excluding taxes for each day of delay.

Within one (1) month of the delivery of its notice to vacate, the Tenant must provide the Landlord with proof of its energy consumption for the past and current year, as well as copies of all maintenance contracts taken out for the technical installations and the related maintenance and compliance certificates.

Upon vacating the Premises, the Tenant shall return the Premises in perfect condition, having carried out the necessary work defined in Article 17 at its own expense and under its own responsibility, or failing this, shall pay the Landlord the cost of the work required to return the Premises to perfect condition. The Tenant shall also remove from the Premises, at its own expense, all blinds, signs, partitions, antennas, cables, screens and furniture placed in the Building.

In order to ascertain the condition of the Building, a preliminary inventory of fixtures will be carried out in the presence of the Parties no later than four (4) months prior to the expiry of the Lease. This preliminary inventory of fixtures will include, where applicable, a list of repairs to be carried out by the Tenant.

The Parties agree to have an exit inventory of fixtures drawn up for the Building by a court-appointed inspector, at a cost shared by the Landlord and the Tenant, no later than the expiry date of the Lease. The exit inventory of fixtures will be compared to the entry inventory of fixtures in order to assess the work to be carried out by the Tenant. Should repairs or work prove necessary, the Landlord may request estimates, which will be notified to the Tenant. Within fifteen (15) days of notification of the estimates drawn up at the request of the Landlord, the Tenant must agree to said estimates. If the Taker does not express his intention within the aforementioned period of fifteen (15) days, the quotations submitted by the Landlord shall be deemed to have been approved and the Landlord may have them carried out by companies of his choice, and claim the amount thereof from the Taker. The Tenant will then pay the Landlord the amount of the repairs identified in the inventory of fixtures, within a maximum period of one (1) month from receipt of the corresponding company estimates. If the Tenant declares his intention to carry out the repairs himself, he must undertake, as an essential and determining condition, to have them carried out by qualified companies approved by the Landlord, and to specify the time required for completion of the repair work. In this case, the Tenant undertakes to carry out all the work before the expiry date of the lease. Failing this, the Tenant will pay the Landlord a daily indemnity for the time required to carry out the work, set at twice the amount of the last revised quarterly rent, including accessories, on a prorata temporis basis.

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ARTICLE 27 - RESOLUTIVE CLAUSE

In the event of failure to pay on the due date any sum whatsoever due under this Lease or to perform any of the clauses and conditions of this Lease, and one month after a summons to pay or perform has remained without effect, and containing a declaration by the Lessor of its intention to avail itself of the benefit of this clause, this Lease shall be terminated by operation of law if the Lessor sees fit.

In the event that, after termination, the Tenant refuses to vacate the premises, his eviction may take place without delay upon a simple summary order issued by the President of the judicial court of the location of the Building and enforceable by provision, notwithstanding appeal.

In all cases, the Tenant will automatically owe the Landlord a daily occupancy indemnity equal to double the last daily rent in force, plus value-added tax if the present lease is subject to it.

ARTICLE 28 - TENANT’S INSOLVENCY

In the event that the Tenant is the subject of receivership or liquidation proceedings, the Tenant must inform the Landlord by registered letter with acknowledgement of receipt within fifteen days of the opening of the receivership or liquidation proceedings.

It should also be noted that whatever the contractual due date of the rental payments, the Lessor may always request the Lessee (or its provisional administrator or liquidator) to pay in cash all rental payments relating to a period during which the Lessee has retained use of the leased premises, provided that this period is subsequent to the judgment opening the insolvency proceedings.

Lastly, in the event of termination of the present lease or transfer of the business containing it, the sums due in respect of the period prior to the opening judgment will automatically be offset against the sums received in respect of the security deposit.

The Tenant (including its provisional administrator or liquidator) must comply with all of the above provisions, failing which the lease may be terminated at the Landlord’s initiative.

In the event of a transfer of goodwill in the context of the receivership or liquidation of the Tenant or any successive Tenant, such transfer must be carried out in the manner and within the timeframe specified in Article 23, and subject to the fulfillment of the following conditions to which the said transfer of goodwill is subject:

•	The transferee must provide the Lessor with a security deposit equal to three (3) months’ principal rent, which may be revised;

•

The assignee must be solely responsible for paying all sums owed by the assignor, such as revised rents, charges, occupancy allowances, repairs, interest and any procedural costs, including claims originating before or after the opening judgment.

ARTICLE 29 - COMPANY IN FORMATION

In the case of a commercial lease entered into by the Tenant on behalf of a company in formation, the Tenant undertakes to carry out the formalities necessary for the company to take over the present lease as soon as it is formed.

These formalities will be evidenced by the communication to the Lessor by registered letter with acknowledgement of receipt of a decision to take over the present lease by the company taken by a majority of the partners after the company’s registration.

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The takeover of the lease by the newly-formed company will be effective as from receipt by the Lessor of this registered letter with acknowledgement of receipt. The other terms, charges and conditions of this lease agreement shall remain unchanged by the takeover of the lease by the newly-formed company.

The Tenant will remain personally liable for the payment of all rents due under the present lease until the lease is taken over by the newly-formed company, in accordance with the provisions of article L. 210-6 of the French Commercial Code.

ARTICLE 30 - FEES - REGISTRATION

All costs, duties and fees incurred in the drafting of the present agreement and those that will follow and result therefrom, will be borne and paid by the Taker, who undertakes to do so within the limit of the sum of €[***] excluding VAT ([***] euros excluding VAT).

The Tenant, and its assigns, shall reimburse the Landlord for the costs of extrajudicial acts and other legal expenses incurred as a result of its breach of the clauses and conditions herein.

In the event that the Lessor decides to register the lease, the Lessee shall pay all stamp and registration duties.

ARTICLE 31 - ELECTION OF DOMICILE

For the performance of the present contract and its consequences, including the service of all documents, the Tenant elects domicile in the Building.

ARTICLE 32 - POSSIBILITY OF SUBSTITUTION BY THE LESSOR

If, during the term of the present lease or any renewals thereof, the Lessor transfers ownership of the Building by any legal means to a third party of its choice, whether an individual or a legal entity, the latter shall automatically be subrogated at the time of such transfer to the Lessor in all rights and obligations arising from the present lease, both actively and passively, without such substitution, already accepted by the Tenant, entailing any novation of the present lease.

In particular, the Tenant hereby declares that it accepts that the present lease will continue under the same terms and conditions and that the security deposit will be transferred to the purchaser of the Building.

ARTICLE 33 - SITUATION OF THE PROPERTY WITH REGARD TO SERVITUDES “RISKS” AND SOIL INFORMATION

The Tenant is hereby informed that the Building is part of a complex located in an area covered by a technological risk prevention plan, a plan for the prevention of foreseeable natural risks, a prescribed or approved mining risk prevention plan, in a seismic zone or in a soil information area.

A risk report drawn up in accordance with articles L. 125-5 and R. 125-26 of the French Environment Code is appended hereto (Appendix 7).

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ARTICLE 34 - ENERGY PERFORMANCE DIAGNOSIS (DPE)

A copy of the building’s energy performance report (DPE) will be appended to this lease in accordance with articles L. 126-23 and L. 126-26 of the French Construction and Housing Code, within (6) months of the Completion date.

The Tenant undertakes to allow free access to the Building to any technician commissioned by the Landlord to prepare the ECD.

The Tenant undertakes to provide the Landlord, at the latter’s first request, with a copy of the invoices sent to it by its energy supplier, in order to enable the Landlord to update this file.

ARTICLE 35 - ENVIRONMENTAL REGULATIONS

35.1

The Tenant undertakes to scrupulously ensure that it uses the Building and the common areas of the Real Estate Complex in compliance with the laws and regulations protecting the environment, to stop and remove any accidental pollution caused by itself, its employees, agents, customers, suppliers or visitors, and to return the Building, upon its departure, free of any new material, equipment or substance of a dangerous or polluting nature or likely to become so.

35.2

The Tenant also undertakes to inform the Landlord, without delay, of any event brought to its attention which may justify the taking of measures to prevent or remedy pollution in the Building or the Real Estate Complex.

35.3	The Landlord and the Tenant jointly undertake to implement the following objectives:

•	Reduce the building’s energy consumption;

•	Communicate energy consumption data and transmit them to the “OPERAT” digital platform.

35.4	The Taker undertakes :

•

To provide the Lessor with all necessary information, in particular on the energy and environmental characteristics, energy consumption and greenhouse gas production, of the equipment it has installed in the Building and relating to heating, cooling, ventilation, waste treatment, lighting, etc... ;

•

To inform the Lessor of any changes to the building’s equipment or the installation of new equipment that would have an impact on energy consumption and the production of greenhouse gases, and to forward the corresponding technical documentation to the Lessor if necessary;

•

To carry out, at its own expense, any actions relating to the Building that are necessary to achieve the objectives, including, where applicable, the installation of efficient equipment and devices for the control and active management of this equipment, the operation of the equipment, the adaptation of the Building to energy-efficient use and the behavior of the occupants;

•

To prepare and carry out, at its own expense, the annual declaration of energy consumption for the Building on the digital platform provided for in article R. 174-27 of the Code de la construction et de l’habitation, its implementing decree and subsequent texts subsequent texts;

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•

To allow the Landlord and any persons appointed by the Landlord, at any time, under the conditions set out in Article 16N, access to the Building to determine the actions to be taken and to carry out any actions, work and control measures necessary to achieve the objectives;

•

To suffer the execution of work related to these objectives, in the Building, for the entire duration of the lease and, if applicable, its extension or possible renewals, without being able to claim any compensation or reduction in rent even if this work lasts more than twenty-one days and whatever the inconveniences that may result therefrom, under the conditions of article 18 ;

•

To reimburse the Landlord, up to the amount of its share of the general tantièmes invoiced to the Landlord by the co-ownership, for expenses relating to maintenance and work on the common parts of the Building, the costs incurred by the Landlord to achieve the aforementioned objectives, in particular those relating to measurements, studies, audits and their updates, action programs and their updates, controls and annual declarations of energy consumption.

ARTICLE 36 - CLASSIFIED INSTALLATIONS

The Taker declares :

•

I am fully aware that the building leased will be subject to at least one declaration under the regulations governing classified installations under the headings 2920 B (refrigeration or compression installation).

•

Be fully aware that its activity as stipulated in Article 9 of this Lease will require an update of the ICPE declaration to the Administration; the Tenant will bear the constraints, costs and consequences thereof.

•

The Lessor undertakes to assist or fully inform the Tenant in the procedures relating to ICPE declarations and updates to the Administration in order to avoid any delay costs or penalties for the Tenant.

•	Waive all recourse against the Lessor under this article.

ARTICLE 37 - APPLICABLE LAW - LANGUAGE OF CONTRACT - DISPUTES

This Lease is governed by French law.

Notwithstanding any translation that may be made, signed or not, transmitted to the Tenant to facilitate its understanding, the authentic language for the interpretation and/or execution of the Lease is French.

Any dispute arising from this Lease shall be submitted exclusively to the competent courts within the jurisdiction of the Court of Appeal of the location of the Building.

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ARTICLE 38 - ELECTRONIC SIGNATURE

The Parties agree to sign this Lease electronically in accordance with the provisions of Articles 1366 and 1367 of the Civil Code, Decree No. 2017-1416 of September 28, 2017 on electronic signatures and Regulation (EU) No. 910/2014 of the European Parliament and of the Council of July 23, 2014 on electronic identification and trust services for electronic transactions within the internal market (the “Laws and Regulations relating to Electronic Signature”), through the service provider Closd, which will ensure the security and integrity of the digital copies of this Lease in accordance with the Laws and Regulations relating to Electronic Signature. Each Party undertakes to take all appropriate measures to ensure that the electronic signature of this Lease is affixed by its duly authorized representative for the purposes hereof. Each Party hereby acknowledges and undertakes that the signature of this Lease by means of the aforementioned electronic process shall be made in full knowledge of the technology implemented, its conditions of use and the Laws and Regulations relating to Electronic Signature and, consequently, irrevocably and unconditionally waives its right to bring any legal action and/or claim, arising directly or indirectly from the reliability of the said electronic signature process and/or evidence of its intention to enter into the Protocol in this respect.

The Lessor	The Taker

/s/ Pascal BOUFFARD	/s/ Szu-Nan YANG
HOGGAR-LAND OF FIRE	PROLOGIUM INOVATION EUROPE
Represented by IMMOBILIERE DE VILLEMILAND-WISSOUS (SIV)	Represented by Mr Szu-Nan YANG
Represented by [***]

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